Exhibit 4.2

Consolidated Financial Statements of

BELLUS HEALTH INC.

Years ended December 31, 2018 and 2017

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Independent auditors’ Report

To the Shareholders of BELLUS Health Inc.

Opinion

We have audited the consolidated financial statements of BELLUS Health Inc. (the Entity), which comprise:

•	the consolidated statements of financial position as at December 31, 2018 and December 31, 2017;
•	the consolidated statements of loss and other comprehensive loss for the years then ended;
•	the consolidated statements of changes in shareholders’ equity for the years then ended;
•	the consolidated statements of cash flows for the years then ended;
•	and notes to the consolidated financial statements, including a summary of significant accounting policies.

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2018 and December 31, 2017, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditors’ Responsibilities for the Audit of the Financial Statements” section of our auditors’ report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. Other information comprises:

•	the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions;
•	the information, other than the financial statements and the auditors’ report thereon, included in a document likely to be entitled “2018 Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditors’ report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors’ report.

We have nothing to report in this regard.

The information, other than the financial statements and the auditors’ report thereon, included in a document likely to be entitled “2018 Annual Report” is expected to be made available to us after the date of this auditors’ report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion;
•	the risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;
•	obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control;
•	evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management;
•	conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Entity to cease to continue as a going concern;
•	evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation;
•	communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit;
•	provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards;
•	obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

The engagement partner on the audit resulting in this auditors’ report is Marc Tétreault.

Montreal, Canada

February 20, 2019

Bellus health INC.

Consolidated Financial Statements

Years ended December 31, 2018 and 2017

bellus health INC.

Consolidated Statements of Financial Position

December 31, 2018 and 2017

(in thousands of Canadian dollars)

	December 31,	December 31,
	2018	2017

Assets

Current assets:
Cash and cash equivalents (note 5)	$14,933	$7,749
Short-term investments (note 5)	33,973	16,139
Trade and other receivables (note 6)	809	1,714
Contingent consideration receivable (note 7)	—	384
Prepaid expenses and other assets	1,149	84
Total current assets	50,864	26,070

Non-current assets:
Other assets	77	69
In-process research and development assets (note 8)	2,359	2,359
Total non-current assets	2,436	2,428
Total Assets	$53,300	$28,498

Liabilities and Shareholders' Equity

Current liabilities:
Trade and other payables (note 10)	$2,716	$2,190
Financial liabilities – CVRs (note 11)	—	20
Total current liabilities	2,716	2,210
Total Liabilities	2,716	2,210

Shareholders' equity:
Share capital (note 12 (a))	502,706	467,253
Other equity (notes 12 (b) (i) and (ii))	27,101	26,202
Deficit	(479,223)	(467,167)
Total Shareholders’ Equity	50,584	26,288
Commitments and contingencies (note 17)
Total Liabilities and Shareholders’ Equity	$53,300	$28,498

See accompanying notes to consolidated financial statements.

On behalf of the Board of Directors by:

(Signed) Pierre Larochelle	(Signed) Franklin M. Berger
Director	Director

1

bellus health INC.

Consolidated Statements of Loss

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data)

	Year ended	Year ended
	December 31,	December 31,
	2018	2017

Revenues (note 9)	$35	$165

Expenses:
Research and development	7,185	3,610
Research tax credits	(653)	(289)
	6,532	3,321

General and administrative	3,409	2,529
Total operating expenses	9,941	5,850

Loss from operating activities	(9,906)	(5,685)

Finance income	746	80
Finance costs	(5)	(61)
Net finance income (note 14)	741	19

Change in fair value of contingent consideration receivable (note 7)	81	—
Realized gain on sale of investment in FB Health (note 7)	—	1,909
Gain on sale of subsidiary (note 9)	—	1,944
Loss before income taxes	(9,084)	(1,813)

Deferred tax expense (note 15)	—	61
Net loss for the year	$(9,084)	$(1,874)

Loss per share (note 16)
Basic and diluted	$(0.08)	$(0.03)

See accompanying notes to consolidated financial statements.

2

bellus health INC.

Consolidated Statements of Other Comprehensive Loss

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars)

	Year ended	Year ended
	December 31,	December 31,
	2018	2017

Net loss for the year	$(9,084)	$(1,874)

Other comprehensive loss (that may be reclassified subsequently to net loss):

Unrealized gain on investment in FB Health (note 7)	—	1,514
Related income taxes expense	—	(204)
Realized gain on investment in FB Health reclassified to net loss (note 7)	—	(1,909)
Related income taxes expense	—	265
Other comprehensive loss for the year	—	(334)
Comprehensive loss for the year	$(9,084)	$(2,208)

See accompanying notes to consolidated financial statements.

3

bellus health INC.

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars)

	Share capital	Other equity	Accumulated other comprehensive income	Deficit	Total
	(note 12(a))

Balance, December 31, 2017	$467,253	$26,202	$—	$(467,167)	$26,288

Total comprehensive loss for the year:
Net loss and comprehensive loss	—	—	—	(9,084)	(9,084)

Total comprehensive loss for the year	—	—	—	(9,084)	(9,084)

Transactions with shareholders, recorded directly in shareholders’ equity:

Issued in connection with the 2018 Offering (note 12 (a) (i))	35,000	387	—	(2,972)	32,415

Issued upon broker warrants exercise (note 12 (b) (ii))	453	(187)	—	—	266

Stock-based compensation (note 12 (b) (i))	—	699	—	—	699

Balance, December 31, 2018	$502,706	$27,101	$—	$(479,223)	$50,584

	Share capital	Other equity	Accumulated other comprehensive income	Deficit	Total
	(note 12(a))

Balance, December 31, 2016	$445,753	$25,527	$334	$(463,351)	$8,263

Total comprehensive loss for the year:
Net loss	—	—	—	(1,874)	(1,874)
Other comprehensive loss	—	—	(334)	—	(334)

Total comprehensive loss for the year	—	—	(334)	(1,874)	(2,208)

Transactions with shareholders, recorded directly in shareholders’ equity:

Issued in connection with the 2017 Offering (note 12 (a) (ii))	20,000	483	—	(1,942)	18,541

Issued as part of upfront payment for license acquisition (note 12 (a) (iii))	1,500	—	—	—	1,500

Stock-based compensation (note 12 (b) (i))	—	192	—	—	192

Balance, December 31, 2017	$467,253	$26,202	$—	$(467,167)	$26,288

See accompanying notes to consolidated financial statements.

4

bellus health INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars)

	Year ended	Year ended
	December 31,	December 31,
	2018	2017

Cash flows from (used in) operating activities:
Net loss for the year	$(9,084)	$(1,874)
Adjustments for:
Stock-based compensation	699	192
Net finance income	(741)	(19)
Change in fair value of contingent consideration	(81)	—
Realized gain on sale of investment in FB Health	—	(1,909)
Gain on sale of subsidiary	—	(1,944)
Deferred tax expense	—	61
Other items	42	(13)
Changes in operating assets and liabilities
Trade and other receivables	30	(29)
Prepaid expenses and other assets	(999)	33
Trade and other payables	(20)	1,256
Financial liabilities – CVRs	(20)	(115)
	(10,174)	(4,361)

Cash flows from (used in) financing activities:
Issuance of common shares through equity offerings, net of share issue costs	32,888	18,831
Issuance of common shares upon broker warrant exercise	266	—
Interest and bank charges paid	(5)	(11)
	33,149	18,820

Cash flows from (used in) investing activities:
Net purchases of short-term investments	(17,651)	(11,880)
Proceeds on sale of investment in FB Health (note 7)	465	1,769
Acquisition of in-process research and development asset, net of costs and deferred development support payments (note 8)	475	(1,334)
Proceeds from sale of subsidiary, net of costs (note 9)	400	2,117
Interest received	340	80
	(15,971)	(9,248)
Net increase in cash and cash equivalents	7,004	5,211

Cash and cash equivalents, beginning of year	7,749	2,575
Effect of foreign exchange on cash and cash equivalents	180	(37)

Cash and cash equivalents, end of year	$14,933	$7,749

Supplemental cash flow disclosure:
Non-cash transactions:
Contingent consideration receivable in connection with sale of investment in FB Health (note 7)	$—	$384
Issuance of common shares in connection with acquisition of in-process research and development asset (note 8)	—	1,500
Development support payment receivable in connection with acquisition of in-process research and development asset in Trade and other receivables (note 8)	—	475
Deferred payment on sale of subsidiary in Trade and other receivables (note 9)	—	400
Share issue costs - 2018 Offering, in Trade and other payables (note 12(a)(i))	473	—
Issuance of broker warrants in connection with 2018 Offering (note 12 (b) (ii))	387	—
Share issue costs - 2017 Offering, in Trade and other payables (note 12(a)(ii))	—	290
Issuance of broker warrants in connection with 2017 Offering (note 12 (b) (ii))	—	483
Ascribed value related to issuance of common shares upon broker warrants exercise (note 12 (b) (ii))	187	—
Value of DSUs in Prepaid expenses and other assets (note 12 (b) (iii))	73	—

See accompanying notes to consolidated financial statements.

5

bellus health INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

1.	Reporting entity:

BELLUS Health Inc. (“BELLUS Health” or the “Company”) is a clinical-stage biopharmaceutical company developing novel therapeutics for conditions with high unmet medical need. The Company’s lead drug candidate is BLU-5937 being developed for the treatment of chronic cough. The Company is domiciled in Canada. The address of the Company’s registered office is 275 Armand-Frappier Blvd., Laval, Quebec, H7V 4A7. The Company's shares trade on the Toronto Stock Exchange (“TSX”) under the symbol BLU.

The Company is subject to a number of risks associated with the conduct of its drug development programs and their results, the establishment of strategic alliances and the successful development of new drug products and their marketing. The Company has incurred significant operating losses and negative cash flows from operations since inception. To date, the Company has financed its operations primarily through public offerings of common shares, private placements, the issuance of convertible notes, asset sales and the proceeds from research tax credits. The ability of the Company to ultimately achieve future profitable operations is dependent upon the successful expansion and development of its pipeline of projects, obtaining regulatory approval in various jurisdictions and successful sale or commercialization of the Company’s products and technologies, which is dependent on a number of factors outside of the Company’s control.

2.	Basis of preparation:

(a)	Statement of compliance:

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements for the year ended December 31, 2018, were approved by the Board of Directors on February 20, 2019.

(b)	Basis of measurement:

The consolidated financial statements have been prepared on the historical cost basis except for the following items in the consolidated statement of financial position:

(i)	contingent consideration receivable in connection with the sale of the investment in FB Health, which is measured at fair value; and

(ii)	liabilities for cash-settled share-based payment arrangements which are measured at fair value, and equity-classified share-based payment arrangements which are measured at fair value at grant date pursuant to IFRS 2, Share-based payment.

6

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

2.	Basis of preparation (continued):

(b)	Basis of measurement (continued):

Certain of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. In establishing fair value, the Corporation uses a fair value hierarchy based on levels as defined below:

•	Level 1: defined as observable inputs such as quoted prices in active markets.

•	Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3: defined as inputs that are based on little or no little observable market data, therefore requiring entities to develop their own assumptions.

(c)	Functional and presentation currency:

Items included in the consolidated financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (the functional currency). These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional and presentation currency.

(d)	Use of estimates and judgments:

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The reported amounts and note disclosures reflect management’s best estimate of the most probable set of economic conditions and planned course of actions. Actual results may differ from these estimates.

A critical judgment in applying accounting policies that has the most significant effect on the amounts recognized in the consolidated financial statements relates to the use of the going concern basis of preparation of the financial statements. At the end of each reporting period, management assesses the basis of preparation of the financial statements. These financial statements have been prepared on a going concern basis in accordance with IFRS. The going concern basis of presentation assumes that the Company will continue its operations for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

7

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

2.	Basis of preparation (continued):

(d)	Use of estimates and judgments (continued):

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment is included within the following notes and is described below:

(i)	Estimation of accrued expenses:

As part of the process of preparing its financial statements, the Company is required to estimate its accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with personnel to identify services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost.

For research and development activities, the majority of service providers invoice the Company in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. There may be instances in which payments to the service providers will exceed the level of services provided and result in a prepayment of the expense. The majority of prepaid expenses in the Company’s statement of financial position relate to these instances.

The Company estimates its accrued expenses as of each statement of financial position date in its financial statements based on facts and circumstances known at that time.

(ii)	Estimating the recoverable amount of the in-process research and development asset related to BLU-5937 for the purpose of the annual impairment test (note 8).

Other areas requiring the use of management estimates and judgements include assessing the recoverability of research tax credits as well as estimating the initial fair value of equity-classified stock-based compensation. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which they are made and in future periods affected.

3.	Significant accounting policies:

The accounting policies set out below have been applied consistently to all years presented in these consolidated financial statements.

(a)	Basis of consolidation:

These consolidated financial statements include the accounts of BELLUS Health Inc. and its subsidiaries.

8

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(a)	Basis of consolidation (continued):

Subsidiaries are entities controlled by BELLUS Health Inc. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Intercompany balances and transactions have been eliminated on consolidation.

On March 16, 2017, BELLUS Health entered into a share purchase agreement (“Share Purchase Agreement”) with Taro Pharmaceuticals Inc. (“Taro”) for the sale of the Company’s wholly-owned subsidiary Thallion Pharmaceuticals Inc. (“Thallion”), including all the rights to the drug candidate ShigamabTM (refer to note 9). Prior to the effective date of the Share Purchase Agreement, BELLUS Health proceeded with an internal reorganization under which BHI Limited Partnership (“BHI LP”), a partnership operated by BELLUS Health where BELLUS Health’s main business and operations were carried, was dissolved, and transferred its assets and liabilities to BELLUS Health.

On March 16, 2017, the Company incorporated a new wholly-owned subsidiary, BELLUS Health Cough Inc.

(b)	Cash, cash equivalents and short-term investments:

The Company considers all investments with maturities of three months or less at inception, that are highly liquid and readily convertible into cash, to be cash equivalents. Investments with maturities greater than three months and less than one year are presented as short-term investments in the consolidated statement of financial position.

(c)	Revenue recognition:

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. A company recognizes revenue when it transfers control of a product or service to a customer. The Company does not have any revenue from contracts with customers.

Revenue from other contracts may be derived from development and other services provided by the Company. Revenue from contracted services is recognized over time as the contracted services are performed.

Consideration received from other contracts may also include amounts received as licensing fees, costs reimbursements, sales-based royalty payments, upfront payments and regulatory and sales-based milestone payments for specific achievements. Revenue is recognized in income only when conditions and events under the contract have been met or occurred and it is probable that the Company will collect the consideration to which it is entitled.

9

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(d)	Research and development:

Research and development costs consist of direct and indirect expenditures, including a reasonable allocation of overhead expenses, associated with the Company's various research and development programs. Overhead expenses comprise general and administrative support provided to the research and development programs and involve costs associated with support activities.

Research expenditures undertaken with the prospect of gaining new scientific or technical knowledge are expensed as incurred. Development expenditures are deferred when they meet the criteria for capitalization in accordance with IFRS, and the future benefits could be regarded as being reasonably certain. The criteria to be fulfilled in order to capitalize development costs are if such costs can be measured reliably, if the product or process is technically and commercially feasible, if future economic benefits are probable and if the Company intends to and has sufficient resources to complete the development and to use or sell the asset. As at December 31, 2018 and 2017, no development costs were deferred.

(e)	In-process research and development asset:

The in-process research and development (“IPR&D”) asset acquired by the Company is accounted for as an indefinite-lived intangible asset until the project is completed or abandoned, at which point it will be amortized or impaired, respectively. Subsequent research and development costs associated with the IPR&D asset are accounted for consistent with the research and development policy in note 3 (d).

The Company assesses at each reporting date whether there is an indication that the asset may be impaired. Irrespective of whether there is any indication of impairment, the IPR&D asset is tested for impairment annually by comparing its carrying amount with its recoverable amount.

The asset’s recoverable amount is the greater of its fair value less costs to sell and its value in use. If the carrying amount of the asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount immediately. Impairment losses are recognized in income. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, had no impairment loss been recognized for the asset in prior years.

10

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(f)	Government assistance:

Government assistance, consisting of research tax credits, is recorded as a reduction of the related expense. Research tax credits are recognized when management determines that there is reasonable assurance that the tax credits will be received. Research tax credits claimed for the current and prior years are subject to government review and approval which could result in adjustments to amounts recognized by the Company. Adjustments from tax authorities, if any, would be recognized in the period of revision.

(g)	Foreign exchange:

Transactions in foreign currencies are translated to the functional currency of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at historical cost are translated using the exchange rate at the date of the transaction. Income and expenses denominated in foreign currencies are translated at exchange rates in effect at the transaction date. Translation gains and losses are recognized in income.

(h)	Leased assets:

All of the Company’s leases are operating leases. Lease payments related to leased assets are recognized in income on a straight-line basis over the term of the lease.

(i)	Income taxes:

Deferred tax is recognized for temporary differences between the financial reporting bases and the income tax bases of the Company’s assets and liabilities and is recorded using the substantively enacted tax rates anticipated to be in effect when the tax differences are expected to reverse. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

11

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(j)	Provisions:

A provision is recognized if, as a result of a past event, the Company has a present, legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

(k)	Earnings per share:

Basic earnings per share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed in a manner consistent with basic earnings per share, except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of dilutive stock options and broker warrants. The number of additional shares is calculated by assuming that outstanding stock options and broker warrants were exercised, and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period.

(l)	Employee benefits:

(i)	Short-term employee benefits:

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(ii)	Share-based payment arrangements:

The Company follows the fair value-based method to account for stock options granted to employees, whereby compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting period with a corresponding increase to equity. For the stock options with graded vesting, the fair value of each tranche is recognized over its respective vesting period. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service conditions at the vesting date.

When stock options are exercised, the Company issues new shares. The proceeds received, together with the related portion previously recorded in other equity, are credited to share capital.

12

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(l)	Employee benefits (continued):

(ii)	Share-based payment arrangements (continued):

The Company also grants Deferred Share Units (“DSU”) as compensation for directors and designated employees. Upon termination of service, DSU participants are entitled to receive for each DSU credited to their account the payment in cash on the date of settlement based on the value of a BELLUS Health common share. For DSUs, compensation cost is measured based on the market price of the Company's common shares from the date of grant through to the settlement date. Any changes in the market value of the Company's common shares through to the settlement date result in a change to the measure of compensation cost for those awards and are recorded in income.

(m)	Financial instruments:

The Company measures its financial instruments as follows:

Financial assets and Financial liabilities

(i)	Recognition and initial measurement:

Trade receivables are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

(ii)	Classification and subsequent measurement:

Financial assets - Classification:

On initial recognition, a financial asset is classified as measured at amortized cost, fair value through other comprehensive income (“FVOCI”) – debt investment, FVOCI – equity investment or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

13

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(m)	Financial instruments (continued):

Financial assets and Financial liabilities (continued)

(ii)	Classification and subsequent measurement (continued):

Financial assets - Classification (continued):

A financial asset is measured at amortized cost if it meets both the following conditions and is not designated as at FVTPL: it is held within a business model whose objective is to hold assets to collect contractual cash flows; and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as FVTPL: it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest in the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in other comprehensive income (“OCI”). This election is made on an investment by investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets - Subsequent measurement and gains and losses:

Financial assets at amortized cost are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in income. Any gain or loss on derecognition is recognized in income.

Debt investments at FVOCI are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in income. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to income.

14

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

3.	Significant accounting policies (continued):

(m)	Financial instruments (continued):

Financial assets and Financial liabilities (continued)

(ii)	Classification and subsequent measurement (continued):

Financial assets - Subsequent measurement and gains and losses (continued):

Equity investments at FVOCI are subsequently measured at fair value. Dividends are recognized as income in income unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to income.

Financial assets at FVTPL are subsequently measured at fair value. Net gains and losses are recognized in income.

Financial liabilities - Classification:

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition.

Financial liabilities - Subsequent measurement and gains and losses:

Financial liabilities at FVTPL are subsequently measured at fair value and net gains and losses, including any interest expense, are recognized in income. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in income. Any gain or loss on derecognition is also recognized in income.

Cash, cash equivalents and short-term investments, trade receivables, amounts receivable under license agreements and other receivables are measured at amortized cost.

The contingent consideration receivable in connection with the sale of the investment in FB Health, which was received by the Company in November 2018, was measured at FVTPL.

Trade and other payables are measured at amortized cost.

Share capital

Common shares and preferred shares that are not redeemable or are redeemable only at the Company’s option are classified as equity. Incremental costs directly attributable to the issue of equity-classified shares are recognized as a deduction from the deficit, net of any tax effects.

15

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

4.	Changes in significant accounting policies

(a)	Changes in significant accounting policies in 2018

On January 1, 2018, the Company adopted the following new accounting standards and interpretations issued by the IASB:

(i)	Share-based payment:

Amendments to IFRS 2, Share-Based Payment clarify how to account for certain types of share-based payment transactions. The amendments provide requirements on the accounting for the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments, share-based payment transactions with a net settlement feature for withholding tax obligations and a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. The adoption of amendments to IFRS 2 did not have a material impact on the consolidated financial statements.

(ii)	Financial instruments:

The final 2014 version of IFRS 9, Financial Instruments addresses the classification and measurement of financial assets and liabilities, impairment and hedge accounting, replacing IAS 39, Financial Instruments: Recognition and Measurement. The adoption of IFRS 9 (2014) did not have a material impact on the consolidated financial statements. The classification of the Company’s financial instruments in accordance with IFRS 9 (2014) is presented in note 3 (m).

(iii)	Revenue:

IFRS 15, Revenue from Contracts with Customers replaces IAS 18, Revenue, as well as other revenue-related standards and interpretations. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which determine the amount and/or timing of revenue recognized. The new standard applies to contracts with customers. The Company adopted IFRS 15 using the modified retrospective transition method, with the cumulative effect of initially applying the standard recognized as an adjustment to opening retained earnings at date of initial adoption. Given the Company’s limited revenues, the adoption of IFRS 15 did not have a material impact on the consolidated financial statements.

16

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

4.	Changes in significant accounting policies (continued)

(b)	New accounting standard and interpretations not yet adopted:

Leases

In January 2016, the IASB issued IFRS 16, Leases, which will replace IAS 17, Leases and the related interpretations. This standard introduces a single lessee accounting model and requires all leases of more than 12 months to be reported on a company’s statement of financial position as assets and liabilities, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors. Other areas of the lease accounting model have also been impacted, including the definition of a lease. Transitional provisions have been provided.

The new standard is effective for annual periods beginning on or after January 1, 2019. The Company will adopt IFRS 16 using the modified retrospective transition method, with the cumulative effect of initially applying the standard recognized as an adjustment to opening retained earnings at date of initial adoption. The Company does not expect that the adoption of the standard will have a material effect on the consolidated financial statements, other than that its operating leases will need to be recognized in its consolidated statement of financial position on initial adoption of IFRS 16.

The nature of expenses related to those leases will now change because the Company will recognize a depreciation charge for right-of-use assets and interest expense on lease liabilities. Previously, the Company recognized operating lease expense on a straight-line basis over the term of the lease, and recognised assets and liabilities only to the extent that there was a timing difference between actual lease payments and the expense recognized.

Based on the information currently available, the Company expects that the right-of-use asset and lease liability on January 1, 2019 will be between $100 and $164.

17

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

5.	Cash, cash equivalents and short-term investments:

Cash, cash equivalents and short-term investments consist of cash balances with banks and short-term investments:

	December 31,	December 31,
	2018	2017

Cash balances with banks	$1,464	$2,932
Short-term investments with initial maturities of less than three months (yielding interest at 1.70% to 1.95% as at December 31, 2018) (December 31, 2017 – 0.95% to 1.20%)	13,469	4,817
Cash and cash equivalents	14,933	7,749

Short-term investments with initial maturities greater than three months and less than one year (yielding interest at 1.90% to 3.10% as at December 31, 2018) (December 31, 2017 – 1.00% to 2.20%)	33,973	16,139
Cash, cash equivalents and short-term investments	$48,906	$23,888

6.	Trade and other receivables:

Trade and other receivables consist of:

	December 31,	December 31,
	2018	2017

Trade receivables	$3	$25
Development support payment receivable (note 8)	—	475
Deferred payment on sale of subsidiary (note 9)	—	400
Research tax credits receivable	655	301
Amounts receivable under license agreements	35	60
Other receivables	116	453
	$809	$1,714

7.	Sale of investment in FB Health:

On June 30, 2017, BELLUS Health sold its equity interest in FB Health S.p.A (“FB Health”) for a potential total consideration of $2,536, consisting of an upfront cash payment of $1,769 and a contingent revenue-based milestone payment of up to $767 (€518) to be determined based on FB Health’s revenues for the twelve-month period ended June 30, 2018. The Company received an amount of $465 in November 2018 as payment of the contingent consideration receivable.

In the third quarter of 2018, prior to payment, the Company adjusted the estimated fair value of the contingent consideration receivable to $465 in the consolidated statement of financial position, based on available information representing management’s revised best estimate of the amount to be received ($384 as at December 31, 2017). The change in fair value for the year ended December 31, 2018 amounted to $81, presented in the consolidated statement of loss (2017 - nil).

18

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

7.	Sale of investment in FB Health (continued):

Prior to the sale of the investment in FB Health on June 30, 2017, the Company increased the fair value of its investment from $639 to $2,153, representing the estimated fair value of the total consideration to be received. Total consideration consisted of $1,769 received in cash on closing and the estimated fair value of the contingent consideration of $384 on the transaction date, determined based on management’s best estimate of FB Health’s future revenues at that time.

A realized gain on sale of investment in FB Health in the amount of $1,909 (before related income tax expense of $265), being the difference between the fair value of the total consideration and the amount paid for the original investment, was recognized by the Company in the consolidated statement of loss for the year ended December 31, 2017, following the sale of the investment.

In connection with the fair value determination of its investment prior to its sale, the Company recorded an increase in fair value of $1,514 for the year ended December 31, 2017, recognized in other comprehensive income.

8.	In-process research and development asset:

BELLUS Health acquired the IPR&D asset related to BLU-5937 in February 2017 through the obtention from the NEOMED Institute (“NEOMED”) of an exclusive worldwide license to develop and commercialize BLU-5937, a potent, highly selective, orally bioavailable small molecule antagonist of the P2X3 receptor, a clinically validated target for chronic cough. The IPR&D asset is accounted for as an indefinite-lived intangible asset until the project, currently in its clinical phase, is completed or abandoned, at which point it will be amortized or impaired, respectively. The carrying value of the IPR&D asset related to BLU-5937 amounted to $2,359 as at December 31, 2018 and 2017.

Under the terms of the agreement, BELLUS Health paid NEOMED in 2017 an upfront fee of $3,200, consisting of $1,700 in cash and $1,500 in equity with the issuance of 5,802,177 BELLUS Health common shares.

In addition, NEOMED provided development support to the BLU-5937 program and contributed $950 towards the funding of research and development activities, of which $475 was received in 2017 and the balance of $475 was received in May 2018. As at December 31, 2017, the balance of $475 was presented as current Trade and other receivable in the consolidated statement of financial position.

Upon its acquisition, BELLUS Health estimated the fair value of the IPR&D asset related to BLU-5937 at $2,359, being the fair value of the consideration of $3,200 plus fees paid in relation to acquisition of $109, net of the agreed upon development support payment of $950.

19

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

8.	In-process research and development asset (continued):

As at December 31, 2017 and 2018, the carrying amount of the IPR&D asset related to BLU-5937 did not exceed its estimated recoverable amount. The recoverability of this asset is dependent on successfully developing this project and achieving the expected future revenues from commercialization.

9.	Sale of subsidiary:

On March 16, 2017, BELLUS Health entered into a Share Purchase Agreement with Taro for the sale of 100% of the shares of its wholly-owned subsidiary, Thallion, including all the rights to the drug candidate Shigamab™, for a total consideration of $2,700, consisting of a cash payment of $2,300 on closing and a deferred payment of $400, which was received by the Company in January 2018. In addition, the Company is entitled to receive a portion of certain potential future post-approval revenues related to the Shigamab™ program. As at December 31, 2017, the deferred payment on the sale of Thallion of $400 was presented as current Trade and other receivable in the consolidated statement of financial position.

BELLUS Health also entered into a one-year service agreement with Taro for BELLUS Health to provide support for the preclinical development plan of Shigamab™ for service fees of $130 over the period. The Company recognized revenues of $130 under this agreement for the year ended December 31, 2017, as all obligations under the agreement had been performed and all service fees had been received at that date.

A gain on sale of subsidiary in the amount of $1,944 (net of transaction costs of $183, the increase in fair value of the contingent consideration payable of $31 and the carrying value of the asset sold of $542) was recognized in the consolidated statement of loss for the year ended December 31, 2017.

In accordance with the terms of the agreements of the 2013 Thallion acquisition, 5% of the proceeds received by BELLUS Health from the sale of Thallion, including the ShigamabTM technology (the “Shigamab™ Consideration”), was payable to CVR holders (refer to note 11).

10.	Trade and other payables:

Trade and other payables consist of:

	December 31,	December 31,
	2018	2017

Trade payables	$555	$479
Other accrued liabilities	1,495	1,630
Deferred share unit plans (note 12 (b) (iii))	666	81
	$2,716	$2,190

20

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

11.	Financial liabilities – CVRs:

On August 15, 2013, BELLUS Health acquired all the issued and outstanding common shares of Thallion in exchange for cash on closing of the transaction and the issuance of one contingent value right (“CVR”) per common share to Thallion’s shareholders, with an expiration date of August 14, 2028, to be paid upon the settlement of the amounts described below.

The CVRs issued to Thallion’s shareholders entitle the holder thereof to: (i) its pro rata share of 100% of any additional purchase price consideration to be received in relation to a 2009 sale transaction by Thallion, (ii) its pro rata share of 5% of the Shigamab™ revenue generated or received by BELLUS Health, capped at $6,500, and (iii) its pro rata share of 100% of any net proceeds generated from the licensing, selling or otherwise commercializing of (a) diagnostic products or services using certain Caprion Proteomics Inc. products, and (b) all issued patents or pending patents pertaining to such Caprion Proteomics Inc. products, in respect of which Thallion has an ownership interest or monetary entitlement.

The amount to which the holders of CVRs may be entitled can be reduced for potential contingent liabilities owing by Thallion (including, but not limited to, in respect of the indemnity agreement entered to in relation to the 2009 sale transaction by Thallion, accounts payable or litigation).

In relation to (i) above, BELLUS Health announced in February 2017 that it had received $573 as settlement for the additional purchase price consideration (“Additional Consideration Payment”) in relation to the 2009 sale transaction by Thallion. Accordingly, the Company paid a net amount of $577 ($0.01609 per CVR) to the CVR holders in March 2017.

In relation to (ii) above, the Company paid in April 2017 and in January 2018 net amounts of $95 ($0.00263 per CVR) and $15 ($0.00041 per CVR), respectively, to the CVR holders, which consists of the Shigamab™ Consideration on the cash payments received on the sale of Thallion (refer to note 9), less CVR agent costs.

As at December 31, 2017, the Company estimated the fair value of the contingent consideration payable related to CVRs on Shigamab™ future revenues at $20, consisting of the Shigamab™ Consideration on the deferred payment for the sale of Thallion, which was received by the Company in January 2018. The Shigamab™ Consideration of $20 was paid to CVR holders in January 2018. The change in fair value of the contingent consideration payable for the year ended December 31, 2017 amounted to $31 and was presented against the gain on sale of subsidiary in the consolidated statement of loss.

In relation to (iii) above, no value has been attributed to contingent consideration related to CVRs on future revenues from assets developed by Caprion Proteomics Inc. as the Company does not expect to receive any revenue from these assets in the future.

21

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

11.	Financial liabilities – CVRs (continued):

The CVRs also entitled the holder thereof to receive Thallion’s income tax credits deducted in the 2013 Thallion Statement of Net Cash in the event that they were not claimed by tax authorities after their audit, or their assessment period expired (the “Income Tax Credits”). As they were not claimed nor assessed, BELLUS Health paid on January 25, 2019 a net amount of $134 ($0.00374 per CVR) to the CVR holders, which consists of the Income Tax Credits of $159 less CVR agent costs. The amount of $159 was provisioned against prior to its payment and is presented as Trade and other payables in the consolidated statement of financial position at as December 31, 2018 and 2017.

All payments made to CVR holder were in accordance with the terms of the agreements of the 2013 Thallion acquisition by BELLUS Health.

The Company expects that there will be no additional payment to CVR holders.

12.	Shareholders’ equity:

(a)	Share capital:

The authorized share capital of the Company consists of:

•	an unlimited number of voting common shares with no par value; and
•	an unlimited number of non-voting preferred shares, issuable in one or more series, with no par value.

Issued and outstanding common shares are as follows:

	Number	Dollars

Balance, December 31, 2017	119,497,581	$467,253

Issued in connection with the 2018 Offering (i)	36,842,105	35,000

Issued upon broker warrants exercise (note 12 (b) (ii))	700,000	453

Balance, December 31, 2018	157,039,686	$502,706

22

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(a)	Share capital (continued):

	Number	Dollars

Balance, December 31, 2016	61,063,824	$445,753

Issued in connection with the 2017 Offering (ii)	52,631,580	20,000

Issued as part of upfront fee for license acquisition (iii)	5,802,177	1,500

Balance, December 31, 2017	119,497,581	$467,253

(i)	On December 18, 2018, the Company closed an equity offering, issuing a total of 36,842,105 common shares from treasury at a price of $0.95 per share for aggregate gross proceeds of $35,000 (the “2018 Offering”). Share issue costs of $2,972, comprised of agent commission, legal, professional and filing fees of $2,585, as well as broker warrants having a fair value of $387 (refer to note 12 (b) (ii)), have been charged to the deficit.

(ii)	On December 12, 2017, the Company closed an equity offering, issuing a total of 52,631,580 common shares from treasury at a price of $0.38 per share for aggregate gross proceeds of $20,000 (the “2017 Offering”). Share issue costs of $1,942, comprised of agent commission, legal, professional and filing fees of $1,459, as well as broker warrants having a fair value of $483 (refer to note 12 (b) (ii)), have been charged to the deficit.

(iii)	On February 28, 2017, the Company issued 5,802,177 common shares from treasury as part of an upfront payment to obtain an exclusive worldwide license to develop and commercialize BLU-5937 (refer to note 8).

23

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(b)	Share-based payment arrangements:

(i)	Stock Option Plan:

Under its stock option plan, the Company may grant options to purchase common shares to directors, officers, employees and consultants of the Company (the “Stock Option Plan”). The number of common shares subject to each stock option, the vesting period, the expiration date and other terms and conditions related to each stock option are determined and approved by the Board of Directors. In general, stock options vest over a period of up to five years and are exercisable over a period of 10 years from the grant date. The aggregate number of common shares reserved for issuance under this plan shall not exceed 12.5% of the total issued and outstanding common shares of the Company from time to time. The aggregate number of common shares reserved for issuance at any time to any optionee shall not exceed 5% of the issued and outstanding common shares of the Company. The aggregate number of common shares issuable or reserved for issuance to insiders of the Company under this plan and any other share compensation arrangement of the Company cannot at any time exceed 10% of the issued and outstanding common shares of the Company. The option price per share is equal to the weighted average trading price of common shares for the five days preceding the date of grant during which the common shares were traded on the TSX.

Changes in outstanding stock options issued under the Stock Option Plan for the years ended December 31, 2018 and 2017 were as follows:

	Number	Weighted average exercise price

Options outstanding, December 31, 2017	7,293,000	$0.44
Granted (1), (2)	4,300,000	0.36
Options outstanding, December 31, 2018	11,593,000	$0.41

(1)	4,150,000 stock options were granted on February 20, 2018, having an exercise price of $0.35; 3,800,000 granted to key management personnel and 350,000 granted to other employees.
(2)	150,000 stock options were granted on July 10, 2018 to other employees, having an exercise price of $0.57.

24

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(i)	Stock Option Plan (continued):

	Number	Weighted average exercise price

Options outstanding, December 31, 2016	4,788,000	$0.53
Granted (3), (4)	2,885,000	0.31
Forfeited	(290,000)	0.58
Expired	(90,000)	0.50
Options outstanding, December 31, 2017	7,293,000	$0.44

(3)	Stock options granted on May 23, 2017, having an exercise price of $0.30; 2,400,000 stock options were granted to key management personnel and 285,000 were granted to other employees.
(4)	Stock options granted on November 7, 2017, having an exercise price of $0.42; 150,000 stock options were granted to key management personnel and 50,000 were granted to other employees.

The following table summarizes information about stock options outstanding and exercisable as at December 31, 2018:

	Options outstanding		Options exercisable
		Weighted
		average
		years to
Exercise price/share	Number	expiration	Number

$0.30	2,630,000	8.3	562,000
$0.35	4,150,000	9.1	—
$0.42	200,000	8.9	40,000
$0.50	4,300,000	3.6	4,300,000
$0.57	150,000	9.5	—
$1.05	60,000	3.6	60,000
$1.12	103,000	7.2	41,200
	11,593,000	6.9	5,003,200

25

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(i)	Stock Option Plan (continued):

Stock-based compensation:

For the year ended December 31, 2018, the Company recorded a stock-based compensation expense related to stock options granted under the stock option plan in the amount of $699 in the consolidated statement of loss; from this amount, $109 is presented in Research and development expenses and $590 is presented in General and administrative expenses (2017 – $192, $32 presented in Research and development expenses and $160 presented in General and administrative expenses).

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes pricing model. Expected volatility is estimated by considering historic average share price volatility for a period commensurate with the expected life.

The weighted average assumptions for stock options granted during the years ended December 31, 2018 and 2017 were as follows:

	2018 (1)	2017 (2)

Weighted average fair value of stock options at grant date	$0.29	$0.27
Weighted average share price	$0.36	$0.31
Weighted average exercise price	$0.36	$0.31
Risk-free interest rate	2.19%	1.19%
Expected volatility	100%	107%
Expected life in years	7	7
Expected dividend yield	Nil	Nil

(1)	Stock options were granted on February 20, 2018 and on July 10, 2018.
(2)	Stock options were granted on May 23, 2017 and on November 7, 2017.

Dividend yield was excluded from the calculation, since it is the present policy of the Company to retain all earnings to finance operations and future growth.

(ii)	Broker warrants:

In connection with the 2018 Offering on December 18, 2018, the Company issued 1,450,264 broker warrants exercisable for common shares. Each broker warrant entitles the holders to buy one common share at a price of $0.95 per share for a period of 18 months from the closing of the 2018 Offering. The fair value of brokers warrants of $387 was allocated to Other Equity upon issuance.

26

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(ii)	Broker warrants (continued):

In connection with the 2017 Offering on December 12, 2017, the Company issued 1,806,735 broker warrants exercisable for common shares. Each broker warrant entitles the holders to buy one common share at a price of $0.38 per share for a period of 18 months from the closing of the 2017 Offering. The fair value of brokers warrants of $483 was allocated to Other Equity upon issuance.

Changes in outstanding broker warrants for the years ended December 31, 2018 and 2017 were as follows:

	Number	Dollars

Broker warrants outstanding, December 31, 2016	—	$—

Issued in connection with the 2017 Offering	1,806,735	483

Broker warrants outstanding, December 31, 2017	1,806,735	$483

Issued in connection with the 2018 Offering	1,450,264	387
Exercised (1)	(700,000)	(187)

Broker warrants outstanding, December 31, 2018	2,556,999	$683

(1)	On September 12, 2018, the Company issued 700,000 common shares from treasury upon the exercise of 700,000 broker warrants issued in connection with the 2017 Offering. As a result of their exercise, the carrying value of the broker warrants of $187, initially allocated to Other equity pending the issuance of common shares, was reclassified to Share capital.

The fair value of broker warrants issued was estimated on the date of issuance using the Black-Scholes pricing model. Expected volatility is estimated by considering historic average share price volatility for a period commensurate with the expected life.

27

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(ii)	Broker warrants (continued):

The assumptions for broker warrants issued during the years ended December 31, 2018 and 2017 were as follows:

	2018 (1)	2017 (2)

Fair value of broker warrants at grant date	$0.27	$0.27
Share price	$0.95	$0.38
Exercise price	$0.95	$0.38
Risk-free interest rate	1.95%	1.50%
Expected volatility	56%	169%
Expected life in years	1.5	1.5
Expected dividend yield	Nil	Nil

(1)	Broker warrants issued on December 18, 2018 in connection with the 2018 Offering.
(2)	Broker warrants issued on December 12, 2017 in connection with the 2017 Offering.

Dividend yield was excluded from the calculation, since it is the present policy of the Company to retain all earnings to finance operations and future growth.

(iii)	Deferred share unit (DSU) plans:

The Company has deferred share unit (“DSU”) plans for employees and members of the Board of Directors created to afford the Company the flexibility to offer DSUs as an alternative to cash compensation.

The price of DSUs is determined by the five-day volume weighted average trading price of the Company’s common shares at the time the DSUs are issued, as provided for under the respective plans. The DSUs are redeemable only upon the participant’s resignation, termination, retirement or death, in cash, at a value equal to the number of DSUs credited, multiplied by the 5-day market value weighted average price of common shares prior to the date on which a notice of redemption is filed.

For DSUs, compensation cost is measured based on the market price of the Company's common shares from the date of grant through to the settlement date. Any changes in the market value of the Company's common shares through to the settlement date result in a change to the measure of compensation cost for those awards and are recorded in income.

28

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

12.	Shareholders’ equity (continued):

(b)	Share-based payment arrangements (continued):

(iii)	Deferred share unit (DSU) plans (continued):

Changes in the number of units for the years ended December 31, 2018 and 2017 were as follows:

Number of units	2018	2017
Balance, beginning of year	217,953	217,953
Units granted (1)	435,108	—
Units redeemed	(193)	—
Balance, end of year	652,868	217,953
Balance of DSU liability, included in Trade and other payables	$666	$81

(1)	All DSUs were granted to key management personnel.

During the year ended December 31, 2018, the Company granted 435,108 DSUs having a weighted average fair value per unit of $0.5510, and 193 units were redeemed at a fair value per unit of $1.0671. The stock-based compensation expense related to DSU plans recorded in the consolidated statement of loss for the year ended December 31, 2018 amounted to $512; from this amount, $1 is presented in Research and development expenses and $511 is presented in General and administrative expenses (2017 – $18, presented in General and administrative expenses). The value of DSUs granted in 2018 for which services have not been rendered as at December 31, 2018 amounts to $73 and is presented in Prepaid expenses and other assets in the consolidated statement of financial position.

13.	Personnel expenses:

The aggregate compensation to personnel of the Company for the years ended December 31, 2018 and 2017 is set out below:

	2018	2017

Short-term benefits	$2,412	$2,037
DSUs plans expense	512	18
Stock option plan expense	699	192
	$3,623	$2,247

29

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

14.	Net finance income:

Finance income and Finance costs for the years ended December 31, 2018 and 2017 were attributed as follows:

	2018	2017

Interest income	$362	$80
Foreign exchange gain	384	—
Finance income	746	80

Interest and bank charges	(5)	(11)
Foreign exchange loss	—	(50)
Finance costs	(5)	(61)
Net finance income	$741	$19

15.	Income taxes:

Deferred tax expense

	December 31,	December 31,
	2018	2017

Origination and reversal of temporary differences	$(2,111)	$(377)
Change in unrecognized deductible temporary differences
including effect of change in tax rate of $26
in 2018 (2017 – $39)	2,111	438
Deferred tax expense	$—	$61

30

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

15.	Income taxes (continued):

Deferred tax expense (continued)

Reconciliation of effective tax rate:

	Year ended	Year ended
	December 31,	December 31,
	2018	2017
Loss before income taxes	$(9,084)	$(1,813)
Tax using the Company’s domestic tax rate	(2,425)	(486)
Change in unrecognized deductible temporary differences	2,111	1,432
Non-taxable accounting gain on sale of investment in FB Heath and sale of subsidiary	(22)	(1,033)
Effect of change in tax rate	26	39
Non-deductible stock option expense	186	51
Permanent differences and other items	124	58
Total deferred tax expense	$—	$61

The applicable statutory tax rates are 26.7% in 2018 and 26.8% in 2017. The Company’s applicable tax rate is the Canadian combined rates applicable in the jurisdiction in which the Company operates. The decrease is due to the reduction of the Quebec income tax rate in 2018 from 11.8% to 11.7%.

A deferred tax recovery of $61 related to the sale of the investment in FB Health on June 30, 2017, net of the increase in fair value of the investment prior to its sale, was recognized in other comprehensive income for the year ended December 31, 2017, and an equal and offsetting amount was recognized as a deferred tax expense in income.

Deferred tax assets and liabilities

Recognized deferred tax assets and liabilities:

As at December 31, 2018 and 2017, recognized deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2018	2017	2018	2017	2018	2017
Taxes losses carried forward	$25	$25	$—	$—	$25	$25
Equipment	—	—	(16)	(16)	(16)	(16)
Trade and other receivables	—	—	(9)	(9)	(9)	(9)
Tax assets (liabilities)	25	25	(25)	(25)	—	—
Set off of tax	(25)	(25)	25	25	—	—
Net tax assets (liabilities)	$—	$—	$—	$—	$—	$—

31

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

15.	Income taxes (continued):

Deferred tax assets and liabilities (continued)

Unrecognized deferred tax assets and investment tax credits:

As at December 31, 2018 and 2017, the amounts and expiry dates of tax attributes and temporary differences for which no deferred tax assets was recognized were as follows:

	December 31, 2018		December 31, 2017
	Federal	Provincial	Federal	Provincial

Research and development expenses, without time limitation	$6,300	$6,496	$1,122	$778

Federal research and development investment tax credits
2037	309	—	168	—
2038	462	—	—	—
	771	—	168	—

Tax losses carried forward
2032	338	211	525	525
2033	894	894	894	894
2034	822	822	822	822
2035	1,116	1,051	1,116	1,051
2036	1,143	1,143	1,143	1,143
2037	2,311	2,476	4,103	4,507
2038	5,131	4,947	—	—
	11,755	11,544	8,603	8,942

Capital losses	14,120	14,120	14,171	14,171

Other deductible temporary differences, without time limitation	$3,808	$3,808	$101	$101

Deferred tax assets and investments tax credits have not been recognized in respect to these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom. The generation of future taxable profit is dependent on the successful commercialization of the Company’s products and technologies.

32

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

16.	Loss per share:

	Year ended	Year ended
	December 31,	December 31,
	2018	2017

Basic weighted average number of common shares outstanding	121,020,724	68,667,841

Basic and diluted loss per share	$(0.08)	$(0.03)

Excluded from the calculation of the diluted loss per share for the years ended December 31, 2018 and 2017 is the impact of all stock options granted under the Stock Option Plan and broker warrants, as they would be anti-dilutive.

Stock options granted under the Stock Option Plan and broker warrants could potentially be dilutive in the future.

17.	Commitments and contingencies:

(a)	Operating leases:

Minimum annual lease payments are as follows:

Less than one year	$151
Between one and five years	13
$164

The property lease is a non-cancellable lease, with rent payable monthly in advance, which expires on January 31, 2020.

During the year ended December 31, 2018, an amount of $147 was recognized as an expense in the consolidated statement of loss in respect of operating leases (2017 – $143).

(b)	Contracts in the normal course of business:

The Company enters into contracts in the normal course of business, including for research and development activities, consulting and other services.

As at December 31, 2018, the Company has commitments for expenditures related to contracts for research and development activities of approximately $6,785, of which $4,959 is due in 2019 and $1,826 is due in 2020.

33

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

17.	Commitments and contingencies (continued):

(c)	Indemnity agreement:

The Company is potentially liable in relation to the following indemnity agreement:

In March 2017, the Company entered into a Share Purchase Agreement with Taro for the sale of the Company’s wholly-owned subsidiary Thallion, including all the rights to the drug candidate ShigamabTM (refer to note 9). The Company agreed to indemnify Taro, subject to certain conditions and limitations, for losses which it may suffer or incur, arising out of any debts, liabilities, commitments or obligations of any nature resulting from any matters, actions, events, facts or circumstances related to the activities or affairs of Thallion, which occurred prior to the effective time of the Share Purchase Agreement. No indemnity provision has been recorded by the Company as at December 31, 2018 and 2017 for this matter as the Company does not expect to make any payments under this indemnity agreement.

(d)	License agreements and research collaborations:

(i)	On February 28, 2017, BELLUS Health announced that it had obtained from NEOMED an exclusive worldwide license to develop and commercialize BLU-5937 (refer to note 8). Under the terms of the agreement, the Company is committed to pay NEOMED a royalty on potential net sales-based future revenues from BLU-5937, and in lieu of milestone payments, a certain portion of all other revenues received from BLU-5937 in accordance with a pre-established schedule whereby the shared revenue portion decreases as the program progresses in development. No amount is payable as at December 31, 2018 under this agreement.

(ii)	On February 1, 2006, the Company entered into an assignment agreement with Parteq Research and Development Innovations (Parteq), which was amended on April 1, 2011 (the Assignment Agreement). Pursuant to the Assignment Agreement, Parteq agreed and assigned certain intellectual property to the Company for consideration, comprising an upfront payment and various deferred payment amounts. The Assignment Agreement also provides for annual technology payments, deferred milestone payments and deferred graduated payments based on gross revenues to be generated from commercialized pharmaceutical products, as well as other than pharmaceutical products, such as nutraceutical or natural health care products. Non-significant amounts are payable as at December 31, 2018 under this agreement.

(iii)	Under the terms of an agreement with the federal Ministry of Industry (Technology Partnerships Canada Program), as amended in 2005, the Company is committed to pay the federal government royalties equal to 7.24% of certain milestone revenue and 0.724% of end-product sales realized from the commercialization of effective orally-administered therapeutics for the treatment of Alzheimer’s disease for a limited period after regulatory approval, subject to a maximum of $20,540. To date, no royalties have been paid under this agreement.

34

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

17.	Commitments and contingencies (continued):

(e)	Consulting and services agreement:

The payments under the consulting and services agreement with Picchio International Inc. (Picchio International) (refer to note 18 (b)) will amount to $250 in 2019, plus the reimbursement of applicable expenses for services rendered under the agreement.

(f)	Letter of credit:

As at December 31, 2018, the Company is contingently liable for a letter of credit in the amount of $50 (2017 - $50). Cash is pledged under the letter of credit and is presented as non-current Other assets in the consolidated statement of financial position as at December 31, 2018.

18.	Related party transactions:

(a)	There is no single ultimate controlling party.

(b)	Dr. Francesco Bellini, Chairman of the Board of Directors, provides ongoing advisory services to the Company under the terms of a consulting and services agreement between the Company and Picchio International, wholly-owned by Dr. Francesco Bellini and his spouse. The agreement has a one-year term and shall renew for successive one-year terms. The Company recorded fees and expenses of $381 for both of the years ended December 31, 2018 and 2017.

(c)	Key management personnel:

The Chief Executive Officer, Vice-Presidents and Directors of BELLUS Health are considered key management personnel.

The aggregate compensation to key management personnel of the Company for the years ended December 31, 2018 and 2017 is set out below:

	2018	2017

Short-term benefits	$1,810	$1,676
DSU plans expense	512	18
Stock option plan expense	626	179
	$2,948	$1,873

19.	Segment disclosures:

Business segment:

The Company operates in one business segment, which is the development of drug candidates for health solutions. As at December 31, 2018, all of the Company’s operations were conducted in Canada.

35

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

20.	Capital management:

The Company’s objective in managing capital is to ensure a sufficient liquidity position to finance its research and development activities, including pipeline expansion, general and administrative expenses, working capital and overall capital expenditures.

Since inception, the Company has financed its liquidity needs primarily through public offerings of common shares, private placements, the issuance of convertible notes, asset sales and the proceeds from research tax credits. When possible, the Company tries to optimize its liquidity needs by non-dilutive sources, including research tax credits, grants, interest income, as well as with proceeds from collaboration and research agreements, asset sales or product licensing agreements.

Historically, when the Company had the option, it has settled its obligations through the issuance of common shares instead of in cash to preserve its liquidities to finance its operations and future growth.

The Company defines capital to include total shareholders’ equity.

The capital management objectives remain the same as previous fiscal year.

As at December 31, 2018, cash, cash equivalents and short-term investments amounted to $48,906. The Company’s general policy on dividends is to retain cash to keep funds available to finance the Company’s growth.

The Company is not subject to any capital requirements that are externally imposed.

21.	Financial instruments:

(a)	Financial instruments - carrying values and fair values:

Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and may not be determined with precision.

Financial assets and liabilities measured at fair value on a recurring basis as at December 31, 2017 were the contingent consideration receivable in relation to the sale of the investment in FB Health and the contingent consideration payable in relation to CVRs on ShigamabTM future revenues. These financial instruments were measured using Level 3 inputs.

36

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

21.	Financial instruments (continued):

(a)	Financial instruments - carrying values and fair values (continued):

For the years ended December 31, 2018 and 2017, the reconciliation of the beginning and ending balance of assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

	Contingent		Contingent	Contingent
	consideration	Investment	right	consideration
	receivable	in FB Health	asset	payable

Balance as at December 31, 2016	$—	$639	$573	$(677)

Change in fair value for the year (1)	—	1,514	—	—
Sale of shares of financial asset (1)	—	(2,153)	—	—
Contingent consideration (1)	384	—	—	—
Change in fair value (reported as a reduction of the gain on sale of subsidiary) (2)	—	—	—	(31)
Payment received from third party	—	—	(573)	—
Reduction for distribution to CVR holders	—	—	—	688
Balance as at December 31, 2017	384	—	—	(20)

Change in fair value for the year	81	—	—	—
Payment received from third party	(465)	—	—	—
Reduction for distribution to CVR holders	—	—	—	20
Balance as at December 31, 2018	$—	$—	$—	$—

(1)	Change in fair value is presented in reduction of the realized gain on sale of investment in FB Health (refer to note 7).
(2)	Change in fair value is presented in reduction of the gain on sale of subsidiary (refer to note 9).

For its financial assets and liabilities measured at amortized cost as at December 31, 2018, the Company has determined that the carrying value of its short-term financial assets and liabilities approximates their fair value because of the relatively short periods to maturity of these instruments.

37

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

21.	Financial instruments (continued):

(b)	Credit risk management:

Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade and other receivables. The Company invests cash mainly with major North American financial institutions. Cash equivalents and short-term investments are comprised of fixed income instruments with a high credit ranking (not less than A-1) as rated by Standard and Poor’s. The Company has investment policies that are designed to provide for the safety and preservation of principal, the Company's liquidity needs and yields that are appropriate.

As at December 31, 2018, the Company’s maximum credit exposure corresponded to the carrying amount of these financial assets.

(c)	Liquidity risk management:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company requires continued access to capital markets to support its operations, as well as to achieve its strategic plans. Any impediments to the Company’s ability to access capital markets, including the lack of financing capability or an adverse perception in capital markets of the Company’s financial condition or prospects, could have a materially adverse effect on the Company. In addition, the Company’s access to financing is influenced by the economic and credit market environment.

The Company manages liquidity risk through the management of its capital structure, as outlined in note 20. It also manages liquidity risk by continuously monitoring actual and projected cash flows. The Board of Directors reviews, approves and monitors the Company’s operating and capital budgets, as well as any material transactions.

The balance of accounts payable and accrued liabilities is due within one year. For information on the maturity of commitments and contingencies, see note 17.

38

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

21.	Financial instruments (continued):

(d)	Foreign currency risk management:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than Canadian dollars. The Company’s exposure relates primarily to changes in the Canadian dollar versus the US dollar exchange rate. For the Company’s foreign currency transactions, fluctuations in the respective exchange rates relative to the Canadian dollar will create volatility in the Company’s cash flows and the reported amounts for revenue and expenses in income. Additional variability arises from the translation of monetary assets and liabilities denominated in currencies other than the Canadian dollar at the rates of exchange at each statement of financial position date, the impact of which is reported as a foreign exchange gain or loss in income. The Company holds a portion of its cash, cash equivalents and short-term investments in US dollars to meet its liquidity needs in US dollars, but does not use derivative financial instruments to reduce its foreign exchange exposure.

The following table provides an indication of the Company’s significant foreign currency exposures as at December 31, 2018:

December 31,
(in CDN dollars)	2018

Net assets denominated in US dollars:
Cash and cash equivalents	$7,477
Short-term investments	14,333
Trade and other payables	(760)
$21,050

Based on the Company’s net foreign currency exposure noted above, and assuming that all other variables remain constant, a hypothetical 10% depreciation or appreciation of the Canadian dollar against the US dollar would result in an increase/decrease of $2,105 on income.

The $US to $CDN exchange rate applied as at December 31, 2018 was 1.3637.

39

bellus health INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2018 and 2017

(in thousands of Canadian dollars, except per share data, unless otherwise noted)

21.	Financial instruments (continued):

(e)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Short-term fixed and variable interest rate
Short-term investments	Short-term fixed interest rate
Restricted cash	Short-term fixed interest rate

Based on the carrying amount of variable interest-bearing financial instruments as at December 31, 2018, an assumed 1% increase or 1% decrease in interest rates during such period would have had no significant effect on income.

Management believes that the risk that the Company will realize a loss as a result of the decline in the fair value of its cash equivalents and short-term investments is limited because these investments have short-term maturities and are generally held to maturity.

The capacity of the Company to reinvest the short-term amounts with equivalent returns will be impacted by variations in short-term fixed interest rates available in the market.

Interest income presented in the consolidated statement of loss represents interest income on financial assets classified as loans and receivables.

40